FOR IMMEDIATE RELEASE

Contact:
Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	Investor Relations
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	857-753-6562
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX COLLABORATOR FOVEA REPORTS ENCOURAGING CLINICAL RESULTS WITH COMBINATORX-DERIVED COMBINATION DRUG CANDIDATE

-- Prepares to Advance for Further Clinical Development --

CAMBRIDGE, MA – May 4, 2009 – CombinatoRx, Incorporated (Nasdaq Global Market: CRXX) today announced that its ophthalmics collaborator, Fovea Pharmaceuticals, reported positive results from its clinical proof-of-concept trial to assess the therapeutic effect of a CombinatoRx-derived combination drug candidate, PrednisporinTM (FOV1101), in subjects with persistent allergic conjunctivitis. Based on these data, Fovea has announced its intentions to prepare further advanced trials for Prednisporin™ both in the USA and in Europe.

“We are pleased to see the successful translation of the CombinatoRx drug discovery approach from screening into human clinical development into a new indication on behalf of our collaborators at Fovea.” said Alexis Borisy, President and CEO of CombinatoRx. “Fovea’s accomplishment with this combination candidate reinforces our core business strategy of leveraging the CombinatoRx discovery technology platform through strategic collaborations.”

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its collaboration with Fovea Pharmaceuticals, Fovea’s Prednisporin TM (FOV1101) product candidate and its clinical potential, and the CombinatoRx drug discovery technology. . These forward-looking statements about future expectations, plans and prospects of CombinatoRx, its collaboration with Fovea, and Fovea’s PrednisporinTM product candidate involve significant risks, uncertainties and assumptions, including risks related to potential difficulty and delays in the clinical development and regulatory approval of PrednisporinTM, the ability of Fovea to perform its obligations under the collaboration agreement, the unproven nature of the CombinatoRx drug discovery technology, and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com